EXHIBIT 16 TO FORM 8-K

March 25, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Commissioners:

     We have read the statements made by ANSYS, Inc. (copy atttached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated March 19, 2002. We agree with the statements made concerning our Firm in such Form 8-K.

Very truly yours,

/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP